Exhibit 10.1

June 29, 2005

Mr. Thomas DiDonato

605 Grandview Drive

Gibsonia, PA 15044

Dear Tom,

I am pleased to offer you the position of Executive Vice President-Human Resources for American Eagle Outfitters, Inc. or its designated subsidiary (the "Company"). The following summarizes the terms and conditions of your employment.

Position and Duties: You will be employed as Executive Vice President-Human Resources, with such authority and duties as are customary for the position, and shall perform such other services and duties as the President, CEO or Board may from time to time designate.

Annual Base Salary: For our 2005 fiscal year, your base salary will be at an annual rate of $400,000.00 payable in accordance with Company's payroll practices for executive employees.

Start Date: Monday, July 25, 2005

Annual Incentive Bonus: For fiscal years after 2005, you will be eligible to receive an annual incentive bonus targeted at 50% of your annual base salary in each fiscal year or other performance period established under Company's Management Incentive Plan ("the Bonus Plan"), with a maximum annual incentive bonus equal to 100% of your annual base salary. The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Compensation Committee of the Board of Directors (the "Committee"). The Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. Notwithstanding the forgoing, your annual incentive bonus for fiscal 2005 will be a guaranteed fixed amount of $200,000 not based on performance goals and conditioned on your continuous employment with the Company through the date in 2006 when executive fiscal 2005 annual incentive bonuses are paid. You are not eligible for an annual incentive bonus above target for fiscal 2005 even if performance goals are achieved. No annual incentive bonus is guaranteed for any subsequent period.

Long Term Incentive Cash Plan. You will be eligible to receive a long term incentive bonus under the Bonus Plan (the "LTI Plan"), where an amount targeted at 25% of annual base salary and a maximum of 50% of base salary will be contributed to your LTI bonus account, conditioned on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms have been met prior to crediting the LTI bonus account. You will receive payment of: (a) one-third of the amount in your LTI bonus account in each fiscal year beginning in fiscal 2008; (b) the entire amount in your LTI bonus account on death, disability or retirement; and (c) no amount of your LTI bonus account, which will be forfeited, on any voluntary termination of employment. It is the parties' intention that the LTI Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes all amounts paid pursuant to the LTI Plan. Your LTI bonus calculation for fiscal 2005 will be based on your full year base salary of $400,000 and not a prorated portion of your base salary. No amount of your LTI bonus is guaranteed and the entire amount will depend on whether applicable performance goals are achieved.

Restricted Stock: You will receive 25,000 shares of restricted stock in a grant made by the Committee pursuant to and subject to all terms and conditions set forth in Company's 2005 Stock Award and Incentive Plan ("the 2005 Plan"). Pursuant to the terms of the 2005 Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to vesting. If the performance goals are not met then the restricted stock will be forfeited. It is the parties' intention that the 2005 Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all restricted stock grants.

Stock Options: You will receive options to purchase 30,000 shares of the Company's common stock in a grant made by the Committee pursuant to and subject to all terms and conditions set forth in the 2005 Plan. The option exercise price will be the fair market value on the grant date and the options will become exercisable based on an equal three-year vesting schedule.

Auto Allowance: You will receive an automobile allowance of $750.00 per month, with the amount grossed up for tax purposes.

Benefit Plans: You will be entitled to participate in employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, the Company's other executives. The Company will pay any COBRA premiums for continued coverage under your existing health plan until you are eligible for coverage under the Company's group health insurance.

At Will Employment: The Company is an "at will" employer. This means that you can terminate your employment at anytime and for any reason and the Company can also terminate your employment at any time and for any reason.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement in the form attached to this letter.

References/Drug Screen: Your employment is contingent upon successful completion of your references and you passing a pre-hire drug screen.

We very much look forward to you becoming a member of the American Eagle Outfitters team. Please sign and date one copy of this letter and the attached agreement and return them to me to indicate you understand and accept the terms; the additional copy is for your records. Please let me know if you have any questions.

Sincerely,

/s/ Jim O'Donnell

Jim O'Donnell

Chief Executive Officer

Agreed and accepted as outlined above:

/s/ Thomas A. DiDonato	July 5, 2005
Thomas DiDonato	Date

ATTACHMENT

OFFER OF EMPLOYMENT

AMERICAN EAGLE OUTFITTERS, INC.

Confidentiality, Non- Competition And

Intellectual Property Agreement

As a new executive officer of American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the "Company"), I will have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company.

THEREFORE, in consideration of both my employment with the Company and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:

1. I will at all times during and after my employment with the Company faithfully hold the Company's Confidential Information in the strictest confidence, and I will use my best efforts and diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my own personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company's trade secrets and all information relating to the Company that the Company does not make available to the public. By way of example, Confidential Information includes information about the Company's products, designs, processes, systems, marketing, promotional plans, technical procedures, strategies, costs, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all computers, data storage devices, documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in breach of a legal obligation to that third party in the course of my work for the Company.

2. If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

3. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

4. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

5. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not, directly or indirectly, work for or contribute to the efforts of any business organization or entity that competes, or plans to compete, with the Company or its products and services. I understand that the Company at its discretion may waive this provision or shorten the twelve month period by giving me a written waiver. I also understand that the Company shall continue to pay me my base salary during the period I am required not to work for a competitor, except that in no case will the Company pay me my base salary for any portion of the period that I am employed or work for someone other than a competitor.

6. I understand that the Company is entitled, in addition to other remedies, to obtain an injunction against any potential or actual violation of this Agreement.

7. This Agreement cannot be changed in any way unless the Company agrees in writing and this Agreement will be governed by and interpreted in accordance with Pennsylvania law.

Date: July 5, 2005	Thomas A. DiDonato
Print Name

/s/ Thomas A. DiDonato
Signature